As filed with the Securities and Exchange Commission on April 8, 2003.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, PA 19102-2148

(Address of principal executive offices)

COMCAST CORPORATION 2003 STOCK OPTION PLAN

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

(Full title of the plan)

Arthur R. Block

Senior Vice President and General Counsel

Comcast Corporation

1500 Market Street

Philadelphia, Pennsylvania 19102-2148

(Name and address of agent for service)

(215) 665-1700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)		Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee(3)

Class A Common Stock, par value $0.01 per share	60,491,125 10,508,875	$ $	29.01 27.40	$ $	1,754,847,536 287,943,175	$ $	141,967 23,295

TOTAL	71,000,000				$2,042,790,711		$165,262

(1)	This registration statement (the “Registration Statement”) registers the issuance of 70,000,000 shares of the Class A Common Stock (the “Common Stock”) of Comcast Corporation (the “Registrant”), par value $0.01, which are issuable pursuant to the Comcast Corporation 2003 Stock Option Plan (the “Stock Option Plan”) and 1,000,000 additional shares of Common Stock which are issuable pursuant to the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated (the “Restricted Stock Plan” and, together with the Stock Option Plan, the “Plans”). This registration statement also registers the issuance of deferral elections relating to shares of Common Stock issued under the Restricted Stock Plan. In addition, this Registration Statement registers an indeterminate number of rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share, pursuant to the terms of a certain Rights Agreement dated as of November 18, 2002 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.
(2)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plans and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)	Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the registration fee on the basis of: (i) the weighted average of the option exercise price with respect to outstanding options to purchase 10,508,875 shares and (ii) the average of the high and low sales prices of shares of Class A Common Stock on the Nasdaq National Market on April 1, 2003 with respect to the 60,491,125 shares subject to future grants under the Stock Option Plan.

PART I

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102; Attention: Arthur R. Block, Esq.; telephone number (215) 665-1700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note.

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 relates, in part, to the registration of an additional 1,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, as those shares registered in the Registrant’s registration statements on Form S-8 and Form S-8 POS, previously filed with the Commission on November 19, 2002 and December 4, 2002 (Registration No. 333-101295) and December 4, 2002 (Registration No. 333-101645), which are hereby incorporated by reference.

Item 3. Incorporation of Documents by Reference.

The following documents, as filed with the Commission by Comcast Corporation (the “Registrant” or “Company”), are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission.

(b) The Company’s Current Reports on Form 8-K filed with the Commission on March 6, 2003, February 5, 2003 and January 10, 2003.

(c) The description of the Registrant’s Common Stock included in the Registrant’s registration statement on pages XV-10 through XV-17 of Form S-4, as amended (Reg. No. 333-82460) filed with the Commission on May 11, 2002, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification against expenses actually and reasonably incurred, is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative and corporate actions or in defense of any claim, issue or matter therein.

Section 1742 provides for indemnification in derivative and corporate actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made: (1) by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; (2) if a quorum is not obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Advancement of expenses must be authorized by the board of directors.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also provides that a corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by him in any such capacity, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the BCL to constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of such person.

Section 7.02 of the Registrant’s By-laws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened pending or completed action, suit or proceeding (a “Proceeding”) involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7.02 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 7.02 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law. In addition, Section 7.02 provides that, to the extent that an indemnified person has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the Registrant shall indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Section 7.02 also provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the By-laws or otherwise. Furthermore, Section 7.02 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the By-laws or otherwise. Indemnification pursuant to Section 7.02 shall continue as to an indemnified person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators. The rights to indemnification and to the advancement of expenses provided in or pursuant to Article 7 of the By-laws are not exclusive of any other rights that any person may have or acquire under any provision of the By-Laws or otherwise.

Section 7.03 of the Registrant’s By-laws states that the provisions of the By-laws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director and officer only with that person’s consent or as provided in Section 7.03. Furthermore, any repeal or amendment of the indemnification provisions of the By-laws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the By-laws may affect the indemnification provisions of the By-laws so as either to reduce the limitation of directors’ liability or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1

Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, effective February 26, 2003 (incorporated by reference to Exhibit 10.6 to our Annual Report on Form 10-K filed on March 20, 2003).

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; Act of 1933;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on April 8, 2003.

COMCAST CORPORATION

By:	/s/ Lawrence J. Salva
Lawrence J. Salva Senior Vice President and Controller (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David L. Cohen, Lawrence S. Smith, Arthur R. Block and Lawrence J. Salva, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ralph J. Roberts Ralph J. Roberts	Chairman of the Executive and Finance Committee of the Board of Directors; Director	April 8, 2003

/s/ C. Michael Armstrong C. Michael Armstrong	Chairman of the Board of Directors; Director	April 8, 2003

/s/ Brian L. Roberts Brian L. Roberts	President and Chief Executive Officer; Director (Principal Executive Officer)	April 8, 2003

/s/ Julian A. Brodsky Julian A. Brodsky	Vice Chairman; Director	April 8, 2003

/s/ Lawrence S. Smith Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer)	April 8, 2003

/s/ John R. Alchin John R. Alchin	Executive Vice President; Treasurer (Co-Principal Financial Officer)	April 8, 2003

/s/ Lawrence J. Salva Lawrence J. Salva	Senior Vice President and Controller (Principal Accounting Officer)	April 8, 2003

/s/ S. Decker Anstrom S. Decker Anstrom	Director	April 8, 2003

/s/ Kenneth J. Bacon Kenneth J. Bacon	Director	April 8, 2003

/s/ Sheldon M. Bonovitz Sheldon M. Bonovitz	Director	April 8, 2003

/s/ Joseph L. Castle, II Joseph L. Castle, II	Director	April 8, 2003

/s/ J. Michael Cook J. Michael Cook	Director	April 8, 2003

/s/ Dr. Judith Rodin Dr. Judith Rodin	Director	April 8, 2003

/s/ Louis A. Simpson Louis A. Simpson	Director	April 8, 2003

/s/ Michael I. Sovern Michael I. Sovern	Director	April 8, 2003

INDEX TO EXHIBITS

Exhibit Number	Document

4.1

Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, effective February 26, 2003 (incorporated by reference to Exhibit 10.6 to our Annual Report on Form 10-K filed on March 20, 2003).

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).